EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of this 7th day of July 2025 (the “Effective Date”), among Sinclair, Inc., a Maryland corporation (“Sinclair”), Sinclair Broadcast Group, LLC, a Maryland limited liability company (“SBG”, Sinclair and SBG are collectively referred to as the “Company”) and Narinder Sahai (“Employee”).

    R E C I T A L S

A.Sinclair through its direct and indirect wholly-owned subsidiaries, including but not limited to SBG, owns or operates television broadcast stations and invests in and/or manages some industry related and non-industry related businesses.

B.The parties hereto desire that this Agreement shall state any and all understandings and agreement(s) between them (written and verbal, formal and informal) that precede the date of this Agreement and relate in any manner to the terms and conditions of Employee’s employment, including any prior understandings and agreements, which shall all be deleted, superseded, and replaced in their entirety by this Agreement.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

    1.    Duties.

        1.1.    Duties Upon Employment.    Upon the terms and subject to the other provisions of this Agreement, effective as of the date hereof, Employee will serve as Sinclair's and SBG’s Executive Vice President, Chief Financial Officer. In such capacity, Employee will:

(a)report to the President and Chief Executive Officer of Sinclair and SBG (“CEO”); and

(b)have such reasonable responsibilities and perform such duties as are customarily assigned to a chief financial officer of companies of comparable size and as may from time to time be established and assigned by the CEO.

        1.2.    Full-Time Employment.    The Employee agrees to devote Employee's working time, attention, and best efforts to the business of the Company and its affiliates, provided, however, that, so long as such activities do not materially interfere with his services to Company and with the written approval of the CEO, Employee may sit on outside boards of directors for public or private companies that do not compete with the Company, provided that any such service is in a customary board capacity involving limited time commitments (such as quarterly or similarly infrequent meetings) and does not involve day-to-day operational, advisory, or consulting responsibilities, and, in each case, to the extent such activities do not prohibit, prevent or materially interfere with the performance of the Employee’s duties under this

Agreement or conflict with the business of the Company or its subsidiaries, as reasonably determined by Company in its sole discretion.

        1.3.    Location.    During the Employment Term, Employee’s services under this Agreement shall be performed principally in the Baltimore, Maryland area. The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require reasonable travel from time to time or as reasonably directed by the CEO.

        1.4    Works Made For Hire. Employee agrees and acknowledges that the Company (or its designee) is the sole and exclusive owner of the rights to the results, fruit, proceeds and work product in connection with Employee’s employment, this Agreement, or any employment agreement with the Company, including, but not limited to, all drawings, plans, original works of authorship, ideas, projects, scripts, artwork, software programs, applications, strategies, lay-outs, story boards, slogans, designs, reports and other documents, whether or not protected or capable of protection under the law of copyrights, trademarks, patents or trade secrets (collectively, “Work Product”). The Work Product shall upon creation become the property of the Company, and all evidence thereof shall, without any compensation to Employee, become the property of Company. All of the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (U.S.C. 17 §101), as amended, such that all copyrights in such Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company (or its designee). If for any reason any or all of the Work Product does not qualify as “work made for hire,” Employee is deemed to have hereby irrevocably, sold, assigned and transferred to the Company all right, title and interest in and to the copyright(s) in such Work Product. Employee agrees that it will require any third party whom Employee retains to assist with or contribute to the Work Product to acknowledge in writing that the Company has all rights, title and interest in the Work Product; and in the event it is determined that such third party has rights to the Work Product, said party will transfer such rights to the Company without charge. Should the Company desire to apply for or secure any copyright, trademark or trade name registration(s) or patent(s) on or related to any part(s) or all of the Work Product, Employee will assist in securing such protection without any further compensation to Employee.

    2.    Term.

        2.1.    Term.    The term of Employee's employment under this Agreement (the “Employment Term”) shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

        2.2.    At Will Employment. Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, the employment of Employee is not for a specified period of time, and the Company or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason. There is not as of the Effective Date, nor will there be in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

    3.    Compensation and Benefits.

        3.1.    Compensation. Effective the date hereof through the first anniversary of the Effective Date, Employee’s annual base salary (“Base Salary”) shall be Seven Hundred Thousand Dollars ($700,000). Effective at the beginning of the pay period following the first anniversary of the Effective Date and ending upon the second anniversary of the Effective Date, Employee’s Base Salary shall be Seven Hundred Fifty Thousand Dollars ($750,000). Effective at the beginning of the pay period following the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, Employee’s Base Salary shall be Eight Hundred Thousand Dollars ($800,000). After the third anniversary of the Effective Date, the Base Salary shall be determined by the Compensation Committee of the Company (“Comp Committee”) after consultation with the CEO, in its absolute and complete discretion. In addition, Employee will be eligible to receive certain additional compensation as further described in Section 3.2 of this Agreement.

3.2. Incentive Compensation.

(a)Cash Bonuses.

(i)Signing Bonus. Upon full execution of this Agreement, Employee shall be eligible for a one-time signing bonus in the amount of One Hundred Five Thousand Dollars ($105,000) (the “Signing Bonus”) which shall be payable during the next regularly scheduled pay date for which Employee will receive payment after the Effective Date.

(ii)Performance Bonus. For the first three years, for each calendar year, Employee shall be eligible for an annual performance bonus (the “AIP Bonus”) in the target amount of up to One Hundred Percent (100%) of Employee’s then-current Base Salary, provided the current AIP (which terms and targets may be altered by the Comp Committee in its sole discretion) provides for actual Performance Bonus payment of up to Two Hundred Percent (200%) of Employee's then-current Base Salary, based on reasonable criteria determined by the Comp Committee after consultation with the CEO (which shall not be materially different from the criteria used for other similarly situated executives), and which shall be provided to Employee in writing, and for subsequent years, any amount shall be determined by the Comp Committee after consultation with the CEO, in its absolute and complete discretion. Each Performance Bonus shall be determined pursuant to the terms of a written award agreement between Sinclair and Employee, which award agreement shall be issued pursuant to the (i) Sinclair, Inc. Annual Incentive Plan (the “AIP”) (a copy of which is attached to this Agreement as Exhibit B) and/or any successor plan(s) to the AIP.

(iii)Long-Term Performance Bonus. Employee shall also be eligible for a bonus (the “Long-Term Performance Bonuses,” and together with any Signing Bonus, and AIP Bonuses and, the “Bonuses,” and with respect to any calendar year, a “Bonus”) of Two Million Dollars ($2,000,000) if the average of the closing sales prices of shares of Sinclair’s Class A common stock on the Nasdaq Stock Market (or the national stock exchange on which the shares are then listed) over a twenty-two (22) trading day period exceeds (i) $33 per share, (ii) $40 per share, and (iii) every $5 per share interval thereafter, in each case adjusted for the impact of any cash dividends on Sinclair’s common stock as well as any stock splits, reverse stock splits, spin-offs, stock dividends, recapitalizations and the like occurring after the Effective Date, with the value of the adjustment reasonably determined by the Comp Committee. For the avoidance of doubt, the Employee shall be entitled to a Long-Term Performance Bonus for achieving each stock price threshold only once. Thus, if the Employee earns a Long-Term Performance Bonus under clause (i) of this Section 3.2(a)(iii) and, subsequent to such time, the average of the closing sales prices of shares of Sinclair’s Class A common stock on the Nasdaq Stock Market (or the national stock exchange on which the shares are then listed) over a twenty-two (22) trading day period falls below $33 per share, the Employee shall not be entitled to another Long-Term Performance Bonus when the average of the closing sales prices of shares of Sinclair’s Class A common stock on the Nasdaq Stock Market (or the national stock exchange on which the shares are then listed) over a twenty-two (22) trading day period again exceeds $33 per share. However, the Employee will be entitled to another Long-Term Performance Bonus when the average of the closing sales prices of shares of Sinclair’s Class A common stock on the Nasdaq Stock Market (or the national stock exchange on which the shares are then listed) over a twenty-two (22) trading day period exceeds $40 per share. If Sinclair is no longer listed on a national stock exchange, the Comp Committee and the Employee shall negotiate in good faith an adjustment to the share price calculation (including the look-forward or look-back period to value such adjustment) or to replace the Long-Term Performance Bonus opportunity with another bonus opportunity. Subject to a reasonable amount of time for the Company to review whether the conditions have been met, the Long-Term Performance Bonuses shall be paid within thirty (30) days of the conditions being met.

(iv)Bonus Payments. Any Bonus shall be determined and payable after the Comp Committee has had the opportunity to review any financial, ratings, stock price and/or other information that it determines is necessary, appropriate, or relevant for or to such determination; provided, however, that to ensure compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and related guidance thereunder (collectively, “Section 409A”), such Bonus shall in no event be paid any later than the fifteenth (15th) day of the third (3rd) calendar month following the later of the end of Employee's taxable year or the end of Sinclair’s taxable year in which a legally binding right to such Bonus arises and Employee must be employed on the applicable payment date to receive such Bonus (except as otherwise set forth herein).

(b)RSU Grant. Within the 30-day period following the Effective Date, Employee shall receive a grant of restricted stock units (the “RSUs”) with an aggregate value of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) pursuant to the Sinclair, Inc. 2022 Stock Incentive Plan (a copy of which is attached to this Agreement as Exhibit A) and a grant agreement substantially in the form attached to this Agreement as Exhibit E (the “RSU Agreement”). One Hundred percent (100%) of the RSUs shall vest on the 36-month anniversary of the Effective Date, subject to Employee remaining in continuous service with the Company as an employee or a consultant on each such vesting date, such that one hundred percent (100%) of the RSUs will be fully vested on the third (3rd) anniversary of the Effective Date. Notwithstanding anything to the contrary herein, in the event this Agreement or Employee’s employment is terminated by Employee without Good Reason (as defined in Section 4.1(d)) or by the Company for Cause (as defined in Section 4.1(c)), Employee shall forfeit any unvested RSUs as of the Termination Date. In the event of a Change in Control (as defined below), any RSUs that have not vested as of the date such Change in Control is consummated shall become fully vested as of the date of the Change in Control, subject to Employee’s service not having terminated prior to such date. Any additional grants shall be determined by Comp Committee after consultation with the CEO, in its absolute and complete discretion.

        3.3    Vacation.    During the Employment Term, Employee shall be entitled to paid vacation leave in accordance with such policies from time to time in effect and in accordance with the Company’s Employee Handbook plus an additional week. Vacation may be utilized after three (3) months of employment are complete in accordance with the Employee Handbook.

        3.4.    Health Insurance and Other Benefits.    On the first of the month coincident with or following thirty (30) days following the Effective Date, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by Sinclair for its or its subsidiaries’ employees generally, and Employee shall be eligible to participate in other employee benefits plans, including tuition reimbursement, that may from time to time be provided by Sinclair for its or its subsidiaries’ employees generally in accordance with the Employee Handbook.

        3.5.    Tax Issues.    To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as the Company reasonably requires and will furnish the Company all such information as may be reasonably requested by it with respect to such benefits.

        3.6.    Expenses.

(a)The Company will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of the Company in accordance with the Company’s established expense reimbursement policies, provided, that (a) such expenses must be reasonable business expenses, and (b) Employee supplies to the Company itemized accounts or receipts in accordance with the Company’s procedures and policies with respect to reimbursement of expenses in effect from time to time. To ensure compliance with Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense will be made as soon as practicable following the time when Employee has satisfied his entitlement to reimbursement, but no later than the last day of the calendar year following the year in which the expense is incurred; (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (iv) in no event may Employee, directly or indirectly, designate the calendar year of any payment.

(b)Employee shall be reimbursed for up to One Hundred Thousand Dollars ($100,000) (plus any applicable taxes) in rental, hotel and moving expenses incurred by Employee in connection with his relocation from Dallas, TX to the Baltimore, MD area subject to Employee supplying to the Company itemized accounts or receipts in accordance with the Company’s procedures and policies with respect to reimbursement of expenses in effect from time to time, which may include utilizing a relocation provider identified by Company; provided, however, that Employee shall use good faith efforts to establish a residence, it being understood that Company’s obligation to provide short-term housing shall not exceed six (6) months following the Effective Date.

    4.    Employment Termination.

        4.1.    Termination Events.

            (a)    The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 9.10 of this Agreement) on the earliest to occur of the following events (each a “Termination Date”):

                (1)    the death of Employee;

                (2)    the termination of Employee’s employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement);

                (3)    the termination of Employee's employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

                (4)    the termination of Employee's employment by the Company for Cause (as defined in Section 4.1(c) of this Agreement);

                (5)    the termination of Employee's employment by the Company without Cause;

                (6)    the termination of Employee’s employment by Employee for Good Reason within three (3) months of the inception of the event giving rise to the Good Reason; provided, however, the Employee has first given the Company written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it; or

                (7)    the termination of Employee’s employment by the Company for any reason (other than for Cause) either within twelve (12) months prior to or within twelve (12) months following a Change in Control (as defined in Section 8.1 of this Agreement).

            (b)    For the purposes of this Agreement, “Disability” means Employee's inability, whether mental or physical, to perform the normal duties of Employee's position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day. If the Company and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by the Company and designated by the Company, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

            (c)    For the purposes of this Agreement, “Cause” means any of the following: (i) the wrongful appropriation for Employee's own use or benefit of material property or money entrusted to Employee by Sinclair or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Employee's continued willful disregard of Employee's duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee's continued violation of Sinclair or Company policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Employee which is reasonably likely (in the opinion of Sinclair’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by Sinclair, or programmed, directly or indirectly, by Sinclair, or (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the CEO, the Audit Committee of Sinclair or SBG, the Boards of Sinclair or SBG or Office of the Chairman, respectively after written notice of such insubordination or the failure to follow such reasonable directives. Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate.

            (d)    For purposes of this Agreement, “Good Reason” means any of the following without Employee’s prior written consent: (i) the relocation of Employee’s principal place of employment more than fifty (50) miles from the Baltimore, Maryland metropolitan area, (ii) for any twelve (12) month period before the third anniversary of the Agreement, a reduction in either Base Salary or the target amount of Performance Bonus from the amounts set forth in, and subject to terms in, Section 3 hereof, (iii) for any twelve (12) month period after the third anniversary of the Agreement, a reduction in either Base Salary or the target amount of Performance Bonus of more than five percent (5%) from the amounts set forth for the immediately preceding twelve (12) months period, and subject to terms in, Section 3 hereof, (iv) a reduction in the Long-Term Performance Bonus opportunity from the amounts set forth in, and subject to the terms in, Section 3 hereof, (v) a material reduction or adverse change in the duties, position or responsibilities of Employee or a material adverse change in Employee’s working conditions, (vi) a change in reporting structure, such that the Employee is no longer the CFO of Sinclair, SBG or Sinclair Ventures, LLC (“Ventures”), or no longer reports directly to one of: the CEO, the president of Sinclair, the board of Sinclair, Ventures or SBG, or Office of the Chairman of Sinclair, respectively, or (vi) any other material breach by the Company or Sinclair of this Agreement that it fails to cure within thirty (30) days. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Employee terminates his employment for Good Reason within ninety (90) days of the inception of the event giving rise to the Good Reason; provided, however, Employee has first given the Company written notice of the event giving rise to Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it and the Company fails to correct such event within the thirty (30)-day period.

            (e)    For purposes of this Agreement, the “termination of Employee’s employment” (and like terms used herein) means Employee’s “separation from service” within the meaning of Section 409A, treating as a separation from service an anticipated permanent reduction in the level of bona fide services to be performed by Employee for the Company to twenty percent (20%) or less of the average level of bona fide services performed by Employee for the Company over the immediately preceding thirty-six (36) month period (or the full period during which Employee performed services for the Company, if that is less than thirty-six (36) months). All members of the Company’s controlled group (as defined for purposes of Section 409A), shall be treated as a single employer for purposes of determining whether there has occurred a separation from service. The Company will determine when Employee’s Termination Date occurs based on all relevant facts and circumstances, in accordance with Section 409A and Treasury Regulation Section 1.409A-1(h).

        4.2.    Termination Payments.

(a)If Employee's employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), the Company shall pay to the person or persons designated by Employee pursuant to Section 9.19 (or, if no such written designation has been made, Employee's estate), all of the following:

1.within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement up to and including the Termination Date; and

2.within thirty (30) days after the Termination Date, the prorated amounts with respect to the current year based on the prior year’s AIP Bonus under Section 3.2 of this Agreement up to and including the Termination Date; and

3.within thirty (30) days after the Termination Date, any earned but unpaid Long-Term Performance Bonus;

4.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by the Company and consistent with Section 3.4 of this Agreement); and

5.benefits, if any, applicable to Employee in a separate Restricted Stock Agreement, upon the terms and conditions set forth therein.

(b)If Employee's employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay all of the following:

1.within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.within thirty (30) days after the Termination Date, the prorated amounts with respect to the current year based on the prior year’s AIP Bonus under Section 3.2 of this Agreement up to and including the Termination Date; and

3.within thirty (30) days after the Termination Date, any earned but unpaid Long-Term Performance Bonus;

4.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement); and

5.benefits, if any, applicable to Employee in a separate Restricted Stock Agreement, upon the terms and conditions set forth therein.

(c)If Employee's employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), the Company shall,

subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay to the Employee the following:

1.within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date; and

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement).

(d)If Employee's employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by Company for Cause), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay to Employee the following:

1.within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date; and

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement).

(e)If Employee's employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by Company without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), or pursuant to Section 4.1(a)(7) of this Agreement (i.e., by Company due to Change in Control), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay Employee all of the following:

1.within thirty (30) days after the Termination Date, (a) the Base Salary due to Employee up to and including the Termination Date; (b) any earned but unpaid Long-Term Performance Bonus; (c) after the first anniversary of this Agreement, a lump-sum cash severance in the amount equal to twelve (12) months of Employee’s then current Base Salary (the “Severance Base Payment”) and (d) within a reasonable time for the Company to determine if such criteria and/or targets have been met but no later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year to which such Bonus relates, an amount equal to the AIP Bonus (prorated for the year of termination up to and including the Termination Date) that Employee is eligible to earn in the calendar year in which the Termination Date occurs provided that the necessary criteria and/or targets are achieved (including if such targets are met after the Termination Date) (the amounts in (a), (b), (c) and (d), (the “Severance Payment”); provided however, the Company’s obligation to make the Severance Payment shall be conditioned upon (i) Employee’s execution and delivery to Company of a general release by Employee of all claims against Sinclair and its subsidiaries in form and substance reasonably acceptable to the Company and consistent with the terms hereof and (ii)

Employee’s compliance with the restrictive covenants and other obligations contained herein ((i) and (ii), collectively, the “Payment Conditions”);

2.benefits, if any, applicable to Employee in a separate Restricted Stock Agreement, upon the terms and conditions set forth therein; provided however, the Company’s obligation to accelerate the vesting of any such awards or provide any other benefit to Employee in connection with such awards on Employee’s termination shall be conditioned upon the satisfaction of the Payment Conditions; and

3.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement).

        4.3    Significant Changes. Subject to the sole discretion of the Comp Committee, in the event of a transaction that significantly changes the assets, revenue or operations of the Company, Employee and the Company agree to enter into good faith negotiations on a revised employment agreement that appropriately reflects the changes to the Company.

    5.    Confidentiality and Non-Competition.

        5.1.    Confidential Information.

            (a)    During Employee’s employment hereunder (and at all times thereafter), Employee shall:

                (1)    keep all “Confidential Information” (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of (i) Sinclair and each of its direct and indirect subsidiaries, and (ii) all broadcast stations owned, operated, or programmed directly or indirectly by Sinclair or its direct or indirect subsidiaries (collectively, the “Sinclair Entities”);

                (2)    not, except as (i) required by Employee's duties under this Agreement, (ii) authorized by Sinclair’s Chief Legal Officer; or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to Sinclair’s Chief Legal Officer of such requirement), at any time during or after the termination of Employee's employment with the Company, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

                (3)    take all reasonable steps necessary, or reasonably requested by any of the Sinclair Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the Sinclair Entities; and

                (4)    upon termination of Employee's employment or at any other time any of the Sinclair Entities in writing so request, promptly deliver to such Sinclair Entity all materials constituting Confidential Information relating to such Sinclair Entity

(including all copies) that are in Employee's possession or under Employee's control. If requested by any of the Sinclair Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

            (b)    For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the Sinclair Entities that is not generally available to the public. Confidential Information includes all information developed by or for any of the Sinclair Entities (by the Employee or otherwise) concerning marketing used by any of the Sinclair Entities, suppliers, or customers (including advertisers) with which any of the Sinclair Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the Sinclair Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

        5.2.    Non-Competition/Non-Hire/Non-Solicitation.

            (a)    Employee shall not, while Employee is employed and for a period of twelve (12) months after termination of employment for any reason directly or indirectly, participate in any activity involved in the ownership, or operation of a television broadcast station. As used herein, “participate” means lending one's name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as an equity holder, partner, officer, director, employee, consultant, or otherwise. Notwithstanding anything else contained in this Section 5.2 or elsewhere in this Agreement, Section 5.2 shall not apply if Employee’s employment is terminated pursuant to Section 4.1(a)(2) or Section 4.1(a)(7) of this Agreement. If Employee terminates his employment pursuant to Section 4.1(a)(6) of this Agreement or Employee is terminated pursuant to Section 4.1(a)(5), then Section 5.2 shall only apply for six (6) months following the Termination Date.

            (b)    While employed by any of the Sinclair Entities, and for twelve (12) months thereafter (regardless of the reason why Employee's employment is terminated), Employee will not directly or indirectly:

                (1)    hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the Sinclair Entities or any person who was an employee of any of the Sinclair Entities within the prior twelve (12) month period; or

                (2)    solicit, in competition with any of the Sinclair Entities, the business of any customer of any of the Sinclair Entities or any entity whose business any of the Sinclair Entities solicited during the twelve (12) months period prior to Employee's termination.

            (c)    Notwithstanding anything else contained in this Section 5.2, Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national securities exchange if Employee is not otherwise affiliated with such corporation.

            (d)    In the event that (i) Sinclair, SBG or Sinclair Television Group, Inc. (“STG”) places all or substantially all of its television broadcast stations up for sale within twelve (12) months after termination of Employee's employment hereunder, (ii) Employee's employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), and (iii) Employee receives the payments pursuant to Section 4.2(e), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee's agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2 that extend beyond twelve (12) months from the date of termination of Employee's employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

            (e)    The twelve (12) month time periods referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full twelve (12) months.

            (f)    For purposes of this Section 5.2, Designated Market Area shall mean the designated market area (“DMA”) as defined by The Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

        5.3.    Acknowledgment.    Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6 of this Agreement) is a condition of Employee’s continued employment with the Company, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 of this Agreement, Employee's advancement at the Company, and Employee being eligible to receive other special benefits from the Company; and further, that this Agreement is entered into, and is reasonably necessary, to protect the Sinclair Entities' investment in Employee's training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the Sinclair Entities.

    6.    Remedies.

        6.1.    Injunctive Relief.    The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section 5 will cause irreparable injury to the Sinclair Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Sinclair Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction

(subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders. The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement. The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

        6.2.    Cumulative Rights and Remedies.     Rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the Sinclair Entities may have at law or equity.

    7.    Absence of Restrictions.    Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing continued employment with the Company in accordance with the terms and conditions of this Agreement.

    8.    Change in Control

        8.1.    Definition of Change in Control.

            (a)    The “Change in Control Date” shall be the date of the consummation of the transaction constituting a Change in Control, as defined in Section 8.1(b) of this Agreement.

            (b)    “Change in Control” means and includes each and all of the following occurrences:

                (i)    the equity holders of Sinclair as applicable, approve a merger or consolidation of Sinclair, with any other corporation, other than a merger or consolidation which would result in the voting securities of Sinclair, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) fifty percent (50%) or more of the total voting power represented by the voting securities of such surviving entity, or its parent company, outstanding immediately after such merger or consolidation;

(ii)    the equity holders of Sinclair, approve a plan of complete liquidation of Sinclair, or an agreement for the sale or disposition by Sinclair, as applicable, of all or substantially all of Sinclair, entities or assets, other than a sale or disposition which would result in the entity owning either the assets or equity interests of Sinclair following such liquidation, sale or disposition being Sinclair or a subsidiary thereof; provided, that such entity expressly assumes in writing the rights and obligations of this Agreement; or

                (iii)    the acquisition by any Person as Beneficial Owner (as defined in Section 8.1(d) of this Agreement), directly or indirectly, of securities of Sinclair, immediately following which such Person beneficially owns securities of Sinclair, representing more than fifty percent (50%) of the total voting power represented by Sinclair, then outstanding voting securities, other than where such Person is Sinclair or a subsidiary thereof.

            (c)    Any other provision of this Section 8.1 notwithstanding, the term Change in Control shall not include the following:

                (i)    Any transaction, the sole purpose of which is to change the state of incorporation of Sinclair; or
                (ii)    The sale, spin-off, split-off or otherwise transfer of at least 75% of SBG’s stations (as determined on December 31, 2024 or other assets representing at least 75% of the annual EBITDA of SBG (as determined on December 31, 2024); provided that the Employee is employed by a surviving or successor entity that reasonably has the financial capabilities to perform the obligations under this Agreement, and such entity expressly assumes in writing the rights and obligations of this Agreement.

            (d)    For purposes of this Section 8.1, the term “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

            (e)    For purposes of this Section 8.1, the term “Person” has the meaning ascribed to such term in section 3(a)(9) of the Exchange Act and as used in sections 13(d) and 14(d) thereof, including a group as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

    9.    Miscellaneous.

        9.1.    Attorneys' Fees.    In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party's costs and expenses, including reasonable attorneys' fees.

        9.2.    Headings.    The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

        9.3.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

        If to Company or    Sinclair, Inc.
        Sinclair to:        10706 Beaver Dam Road

                    Cockeysville, Maryland 21030
                    Attn:    President and CEO

        With a copy to:    Sinclair, Inc.
                    10706 Beaver Dam Road
                    Cockeysville, Maryland 21030
                    Attn:    CLO/General Counsel

If to Employee to:    Employee's address as listed from time to time, in the personnel records of the Company (or any affiliate thereof)

or to such other address as will be furnished in writing by any party. Any such notice or communication will be deemed to have been given as of the date so mailed.

        9.4.    Assignment.    Neither Sinclair nor the Company may assign, transfer, or delegate its rights or obligations under this Agreement and any attempt to do so is void; provided, each may assign this Agreement to any subsidiary of Sinclair, any parent of Sinclair, or the acquirer of all or substantially all of the assets of Sinclair or the Company, and Employee hereby consents and agrees to be bound by any such assignment by Sinclair or the Company. Employee may not assign, transfer, or delegate Employee's rights or obligations under this Agreement and any attempt to do so is void. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee. No other third parties, other than Sinclair Entities, shall have, or are intended to have, any rights under this Agreement.

        9.5.    Counterparts. This Agreement may be signed in one or more counterparts.

        9.6.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

        9.7.    Severability.    If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision. Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

        9.8.    Entire Agreement.    This Agreement (together with any exhibits and attachments) constitutes the entire agreement of Employee, Sinclair and the Company regarding Employee's employment by the Company. This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by the Company, including the subject matter of this Agreement. This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought. Notwithstanding anything herein to the contrary, this Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Agreement between Sinclair and Employee, all of which agreements shall remain in full force and effect without modification thereto.

        9.9.    Interpretation.     This Agreement is being entered into among competent and experienced businesspersons (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

        9.10.    Continuing Obligations.    The provisions contained in the following Sections of this Agreement will continue and survive the termination of this Agreement: Sections 4.1, 4.2, 5, 6, 8 and 9.

        9.11.    Taxes.     Each of the Company and Sinclair may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld as determined by the Company and Sinclair, respectively, in its discretion.

        9.12.    Waiver of Jury Trial. The Company, Sinclair and Employee do hereby jointly and severally waive their right to a trial by jury in any action or proceeding to which both are parties arising out of, or in any manner pertaining to, this Agreement. It is understood and agreed that this waiver constitutes a waiver of the right to trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, voluntarily, and willingly made by Employee, Sinclair and the Company, and each represents and warrants to the other that no representations of facts or opinion have been made by any person to induce this waiver or to in any way modify or nullify its effect. Still further, Employee, Sinclair and the Company each represents to the other that each has been represented by counsel selected by such party to review or prepare this Agreement or, if not represented, that such party has been advised, and has had the opportunity, to seek the advice of independent legal counsel to review this Agreement prior to signing this Agreement.

        9.13.    Exclusion from ERISA and Retirement and Fringe Benefit Computation. Employee, Sinclair and the Company do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee, Sinclair and the Company acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2). Unless specifically provided otherwise pursuant to a separate plan or agreement, this Agreement (except for Section 3.1) shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

        9.14.    Section 409A Compliance. Employee, Sinclair and the Company intend that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement shall be construed in a manner that affects the Employee’s, Sinclair’s and the Company’s intent to be exempt from or comply with Section 409A. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Sinclair, the Company nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of this Agreement. This Agreement may not be amended in any way that results in a violation of Section 409A. In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under Section 409A(a)(3) of the Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of “deferred compensation” that is due under this Agreement. An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j), shall not be deemed to be in violation of this Section 9.14. Notwithstanding any provision of this Agreement to the contrary, if Employee is regarded as a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of “deferred compensation” upon any “separation from service” (as defined in Section 4.1(e)), unless such payment(s) are made on or after the date that is six (6) months after the date of such separation from service (or if earlier, the date of death of such specified employee). Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh (7th) month following the date of separation from service.

        9.15.    No Right to Employment. Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of the Company.

        9.16.    Enforcement. The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland. The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland. In the event that either party institutes an action to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

        9.17.    Independent Legal Counsel. The undersigned understand and acknowledge that this Agreement was prepared by the Company and Sinclair. The undersigned understand that Employee, on the one hand, and the Company and Sinclair, on the other hand, may be adverse to each other regarding terms and conditions set forth in this Agreement. The undersigned acknowledge that counsel to the Company and Sinclair has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

        9.18.    Arbitration and Extension of Time. Except as specifically provided in Section 6 of this Agreement, to the maximum extent permitted by law, any dispute or controversy arising out of or relating to this Agreement, shall be determined and settled by final, confidential and binding arbitration in Baltimore County, Maryland in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) then in effect, and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitrator(s) shall allow for discovery sufficient to adequately arbitrate any claims, including access to documents and witnesses. The arbitrator(s) shall be selected in accordance with the AAA’s selection procedures in effect at the time. The arbitrator(s) shall have the authority to grant any relief authorized by law. All proceedings and decisions of the arbitrator(s) shall be maintained in confidence to the extent legally permissible and shall not be made public by any party hereto or the arbitrator(s) without the prior written consent of all parties to the arbitration, except as the law may otherwise require. The arbitrator(s) shall issue a written arbitration decision stating the arbitrator(s)’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law. The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel, as determined by the arbitrator(s) in any such proceeding. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s). Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder. To the fullest extent permitted by law, Employee waives any right to bring class-wide claims before any arbitrator in any forum, and Employee understands and agrees that any arbitration shall be conducted on an individual basis only, not a class basis.

        9.19    Payment to Beneficiaries and Beneficiary Designation.

            (a)    In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries in accordance with any estate planning document of Employee.

            (b)    Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 9.19(a) of this Agreement. Such beneficiary designation shall be set forth in Exhibit C attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit C. Each designation of beneficiary will revoke all prior designations by Employee.

            (c)    If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, then the Company and Sinclair shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

        9.20     Payments to Minors. If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by the Company or Sinclair to be incompetent by reason of physical or mental disability, the Company and Sinclair shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of the Company or Sinclair to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of the Company and Sinclair with respect thereto.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR, INC.
A Maryland corporation

By:	/s/ Christopher S. Ripley
Name:	Christopher Ripley
Title:	President & CEO

SINCLAIR BROADCAST GROUP LLC.
A Maryland limited liability company

By:	/s/ Christopher S. Ripley
Name:	Christopher Ripley
Title:	President & CEO

EMPLOYEE:
/s/ Narinder K. Sahai
Narinder Sahai

EXHIBIT A

Copy of Sinclair, Inc. 2022 Stock Incentive Plan (“SIP”)

EXHIBIT B

Copy of Sinclair, Inc. Annual Incentive Plan (“AIP”)